Filed Pursuant to Rule 433
Registration Statement No. 333-133985
April 30, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Notes

The notes consist of the classes of offered notes listed in the table below, together with the classes of non-offered notes. Only the classes of notes listed as offered notes in the table below are offered by the prospectus supplement.

	Related		Initial	Interest Rate Formula	Interest Rate Formula			Initial Note Ratings(10)
Class	Mortgage Loan Group	Class Principal Amount(1)	Interest Rate	(on or before Auction Payment Date)(2)	(after Auction Payment Date)(3)	Principal Type	Interest Type	Moody’s	S&P
Offered Notes
A-1	1	$144,131,000	5.460%	one-month LIBOR + 0.140%(4)	one-month LIBOR + 1.250(5)	Group 1 Senior	Variable	Aaa	AAA
A-2A	2	$559,989,000	5.450%	one-month LIBOR + 0.130%(4)	(6)	Group 2 Senior	Variable	Aaa	AAA
A-2B	2	$ 62,221,000	5.490%	one-month LIBOR + 0.170%(4)	(6)	Group 2 Senior	Variable	Aaa	AAA
A-3A	3	$450,249,000	5.450%	one-month LIBOR + 0.130%(4)	(7)	Group 3 Senior	Variable	Aaa	AAA
A-3B	3	$ 50,027,000	5.490%	one-month LIBOR + 0.170%(4)	(7)	Group 3 Senior	Variable	Aaa	AAA
Non-Offered Notes
A-X	1, 2, 3	Notional Amount (8)	0.977%	Variable (8)	Variable (8)	Senior/Interest Only	Variable	Aa1	AA
B-1	1, 2, 3	$19,041,000	6.068%	Weighted Average (9)	Weighted Average (9)	Subordinate	Variable, Net WAC	N/R	AA
B-2	1, 2, 3	$ 9,192,000	6.068%	Weighted Average (9)	Weighted Average (9)	Subordinate	Variable, Net WAC	N/R	A
B-3	1, 2, 3	$ 5,252,000	6.068%	Weighted Average (9)	Weighted Average (9)	Subordinate	Variable, Net WAC	N/R	BBB
B-4	1, 2, 3	$ 5,909,000	6.068%	Weighted Average (9)	Weighted Average (9)	Subordinate	Variable, Net WAC	N/R	BB
B-5	1, 2, 3	$ 4,596,000	6.068%	Weighted Average (9)	Weighted Average (9)	Subordinate	Variable, Net WAC	N/R	B
B-6	1, 2, 3	$ 2,630,886	6.068%	Weighted Average (9)	Weighted Average (9)	Subordinate	Variable, Net WAC	N/R	N/R
___________________
(1)	These balances are approximate, as described in the prospectus supplement.

(2)
Reflects the interest rate formula up to and including the date on which the offered notes will be transferred to a third-party investor scheduled for the payment date in April 2012, as described in the prospectus supplement under “Description of the Notes—Mandatory Auction of the Offered Notes.”

(3)
Reflects the interest rate formula after the date on which the offered notes will be transferred to a third-party investor as described in the prospectus supplement under “Description of the Notes—Mandatory Auction of the Offered Notes.”

(4)
Any portion of the interest payable on the offered notes which is not received from collections on the related mortgage loans will be paid from amounts received under the related yield maintenance agreement as described under “Description of Notes—Priority of Distributions” and “—The Yield Maintenance Agreements.”

(5)
After the payment date in April 2012, the Class A-1 Notes will accrue interest at an interest rate equal to the least of (i) the interest rate formula above, (ii) 11.050%  and (iii) the related class A available funds cap rate.

(6)
After the payment date in April 2012, up to and including the payment date in March 2014, the Class A-2A and Class A-2B Notes will accrue interest at an interest rate equal to the lesser of (i) 5.750%  and (ii) the related class A available funds cap rate. After the payment date in March 2014, the Class A-2A and Class A-2B Notes will accrue interest at an interest rate equal to the least of (i) one-year LIBOR plus 1.250% ; (ii) 10.700% and (iii) the related class A available funds cap rate.

(7)
After the payment date in April 2012, up to and including the payment date in March 2017, the Class A-3A and Class A-3B Notes will accrue interest at an interest rate equal to the lesser of (i) 5.750%  and (ii) the related class A available funds cap rate. After the payment date in March 2017, the Class A-3A and Class A-3B Notes will accrue interest at an interest rate equal to the least of (i) one-year LIBOR plus 1.200%, (ii) 10.700% and (iii) the related class A available funds cap rate.

(8)
The Class A-X Notes are interest-only notes and will accrue interest at a variable rate as described under “Summary of Terms--Interest Payments on the Notes” on a notional amount based on the aggregate class principal balances of the offered notes.

(9)
The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Notes will accrue interest generally based on a rate equal to the weighted average of the available funds cap rates for each mortgage loan group weighted based upon the related subordinate component, as more fully described under “Summary of Terms—Interest Payments on the Notes”.

(10)	The designation N/R means the specified rating agency will not rate the notes of that class.

The offered notes and non-offered notes will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Maturity Date	Expected Final Payment Date(3)	Minimum Denominations(4)	Incremental Denominations	CUSIP Number
Offered Notes
A-1	PD	0 day	Actual/360	June 2037	April 2012	$25,000	$1	88522W AA1
A-2A	PD	0 day	Actual/360	June 2037	April 2012	$25,000	$1	88522W AB9
A-2B	PD	0 day	Actual/360	June 2037	April 2012	$25,000	$1	88522W AC7
A-3A	PD	0 day	Actual/360	June 2037	April 2012	$25,000	$1	88522W AD5
A-3B	PD	0 day	Actual/360	June 2037	April 2012	$25,000	$1	88522W AE3
Non-Offered Notes
A-X	CM	24 day	30/360	June 2037	August 2014	$100,000	$1	88522W AF0
B-1	CM	24 day	30/360	June 2037	August 2014	$100,000	$1	88522W AG8
B-2	CM	24 day	30/360	June 2037	August 2014	$100,000	$1	88522W AH6
B-3	CM	24 day	30/360	June 2037	August 2014	$100,000	$1	88522W AJ2
B-4	CM	24 day	30/360	June 2037	August 2014	$100,000	$1	88522W AK9
B-5	CM	24 day	30/360	June 2037	August 2014	$100,000	$1	88522W AL7
B-6	CM	24 day	30/360	June 2037	August 2014	$100,000	$1	88522W AM5
________________________
(1)	PD = For any payment date, the close of business on the business day immediately before that payment date.
CM = For any payment date, the close of business on the last business day of the calendar month immediately preceding the month of the related payment date.
(2)
0 day = For any payment date, the interest accrual period will be the period beginning on the immediately preceding payment date (or April 27, 2007, in the case of the first interest accrual period) and ending on the calendar day immediately before the related payment date;

24 day = For any payment date, the interest accrual period will be the calendar month preceding that payment date.
(3)
The expected final payment date is based upon (a) a constant prepayment rate of 20% per annum and the structuring assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Maturity Considerations,” (b) the assumption that the option to purchase the outstanding notes is exercised by Thornburg Mortgage, Inc. on the earliest possible payment date as described in the prospectus supplement under “Description of the Notes--Optional Notes Purchase Right” and (c) the assumption that the mandatory auction occurs on the payment date in April 2012 and, as a consequence, the related classes of notes are sold. The actual final payment date for each class of offered notes may be earlier or later and could be substantially later than the applicable expected final payment date described above.

(4)	With respect to initial European investors only, the underwriters will only sell offered notes in minimum total investment amounts of $100,000.